SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

MERCANTILE BANKSHARES CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Mercantile Bankshares Corporation pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

On February 15, 2007, the following was distributed to shareholders of Mercantile Bankshares Corporation.

[MERCANTILE BANKSHARES LETTERHEAD]

THE NATION’S LEADING INDEPENDENT PROXY ADVISORY SERVICES HAVE
RECOMMENDED A VOTE FOR OUR MERGER WITH PNC

ADD YOUR SUPPORT BY VOTING THE ENCLOSED PROXY TODAY

February 15, 2007

Dear Mercantile Bankshares Stockholder:

     We are pleased to announce that Institutional Shareholders Services (ISS) and Glass Lewis & Co. (Glass Lewis) have both recommended that their clients vote FOR our proposed merger with The PNC Financial Services Group, Inc. While the endorsements from ISS and Glass Lewis are helpful, we still need your vote to successfully pass the merger proposal. With less than two weeks remaining until our special meeting, we urge all stockholders – no matter how few or how many shares you may own – to take a moment to vote FOR the merger proposal today.

     In its analysis, ISS noted that, “The merger consideration represents a premium of approximately 28 percent over the closing price of Mercantile common stock on October 6, 2006, the last trading day before the merger agreement was signed.” ISS also recognized “The ability of Mercantile shareholders, through the PNC common stock component of the merger consideration, to participate in the potential growth of the combined PNC and Mercantile institutions following consummation of the transaction.” ISS concluded that, “Based on our review of the terms of the transaction…specifically the merger premium and the strategic rationale, we believe the merger agreement warrants shareholder support.”

     In its report, Glass Lewis pointed out that, “The proposed combination will be accretive to Mercantile earnings for the calendar year 2007” and that, “The transaction is also projected to be accretive to the Company’s dividend yield.” Glass Lewis concluded by noting that, “[T]he implied merger value per share represents an all-time high value for Mercantile shareholders.”

YOUR VOTE IS IMPORTANT

     Your Board recommends that you vote “FOR” approval of the merger and, because the merger must be approved by the holders of two-thirds of the outstanding shares of Mercantile, your vote is crucial, no matter how few or how many shares you may own.Your failure to vote will have the same result as a vote against the merger, so we urge all stockholders to take a moment now to vote their proxy in favor of the merger proposal.

     We hope that we can count on your support for the proposed merger and, if you have any questions or need assistance in voting your shares, we encourage you to call our proxy solicitors, MacKenzie Partners, toll-free at (800) 322-2885, or The Altman Group, toll-free at (800) 206-0007.

Sincerely,
/Signature/
Edward J. Kelly III
Chairman of the Board, President and
Chief Executive Officer

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
On January 18, 2007, Mercantile Bankshares Corporation filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A. WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors can obtain these documents free of charge at the SEC’s web site (www.sec.gov) or from Mercantile free of charge by directing a request to Mercantile Bankshares Corporation, 2 Hopkins Plaza P.O. Box 1477, Baltimore, Maryland 21203, Attention: Investor Relations. The directors, executive officers, and certain other members of management and employees of Mercantile Bankshares are participants in the solicitation of proxies in favor of the merger from the shareholders of Mercantile Bankshares. Information about the directors and executive officers of Mercantile Bankshares is set forth in the proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 29, 2006. Additional information regarding the interests of such participants is included in the proxy statement/prospectus and the other relevant documents filed with the SEC relating to the proposed merger.